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Exhibit 5.1

              [SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP LETTERHEAD]

                                                                   July 30, 2002

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591-6707

         Re:  Regeneron Pharmaceuticals, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as special counsel to Regeneron Pharmaceuticals, Inc., a New York corporation (the "Company"), in connection with the registration of 5,316,184 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), issuable pursuant to the Company's 2000 Long-Term Incentive Plan (the "Plan").

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement");
(ii) a specimen evidencing the Common Stock; (iii) the Restated Certificate of Incorporation of the Company, as presently in effect; (iv) the Bylaws of the Company, as presently in effect; (v) the Plan; and (vi) certain resolutions of the Board of Directors of the Company relating to the Plan and the filing of the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. In rendering the opinion set forth below, we have assumed that the certificates representing the Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by us.

         We have also assumed that each award agreement setting forth the terms of each grant of options or other awards under the Plan will be in accordance with the Plan and will be duly authorized and validly executed and delivered by the parties thereto, that the grants of options or other awards and the exercise prices of such options and prices of such other awards will have been approved by the Compensation Committee of the Board and that the consideration received by the Company for any Shares delivered upon exercise of options or grant of other awards pursuant to the Plan will be: (i) as determined by the Compensation Committee in connection with the grant of the options and other awards and (ii) in an amount at least equal to the par value of such Shares.

         Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion with respect to the law of any other jurisdiction.
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         Based upon and subject to the foregoing, we are of the opinion that the
Shares have been duly authorized for issuance by the Company and, when issued and delivered upon payment in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

         In connection with rendering the opinion set forth above, we draw your attention to Section 630 of the New York Business Corporation Law (the "NYBCL"), which may impose certain liabilities on certain shareholders of New York corporations that have no shares listed on a national securities exchange or regularly quoted in an over-the-counter market. Section 630 of the NYBCL does not presently apply to the Company, and we have assumed that such section will continue to be inapplicable to the Company.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                  Very truly yours,

                                  s/  Skadden, Arps, Slate, Meagher & Flom LLP